Exhibit 99.1


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                    ALLIEDSIGNAL AND HONEYWELL TO MERGE,
               CREATING $25 BILLION GLOBAL TECHNOLOGY COMPANY


  EPS Accretion Expected To Be $0.17 In 2000, Increasing To $0.32 In 2002
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  AlliedSignal's Bossidy To Be Chairman; Honeywell's Bonsignore To Be CEO
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                  Combined Company To Be Called Honeywell
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 New Senior Management Team Formed; Key Merger Integration Leaders Selected
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     MORRISTOWN, NJ and MINNEAPOLIS, MN, June 7, 1999 - AlliedSignal Inc.
(NYSE: ALD) and Honeywell Inc. (NYSE: HON) announced today that they have signed a definitive merger agreement which will create a global technology company with revenues of $25 billion and technical and product leadership across a wide range of industries. The all-stock merger is expected to be immediately accretive to earnings per share, with an estimated EPS benefit of $0.17 in 2000, rising to $0.32 in 2002.

     The merger combines two global players to create a Fortune 50 company that brings together deep management talent and diverse, successful, and complementary businesses. With a combined market capitalization in excess of $45 billion, the new company will have the financial strength, technology leadership, customer focus and Six Sigma process discipline to accelerate future growth across its businesses. The combined company will be called Honeywell and will be headquartered in Morristown, NJ.

     Under the terms of the agreement, each share of Honeywell common stock will be exchanged for 1.875 shares of AlliedSignal common stock. Based on 126 million Honeywell shares outstanding and AlliedSignal's current stock price, the transaction is valued at more than $14 billion. The new company will also assume approximately $1.5 billion of Honeywell debt. The transaction is expected to be tax-free to shareholders and will be accounted for as a pooling of interests. It is expected to close in the fourth quarter of 1999.

     Lawrence A. Bossidy, 64, Chairman and CEO of AlliedSignal, will be the new company's Chairman and, until his retirement on April 1, 2000, will focus on integrating the two companies. Michael R. Bonsignore, 58, Chairman and CEO of Honeywell, will be the new company's Chief Executive Officer. The Board of Directors of the new company will be comprised of nine members from the current AlliedSignal Board and six members from the current Honeywell Board. Upon Bossidy's retirement, Bonsignore will become Chairman.

     Reporting to Bonsignore will be two Chief Operating Officers: Robert
D. Johnson, currently President and CEO of AlliedSignal's Aerospace organization, and Giannantonio Ferrari, currently Honeywell's President and Chief Operating Officer. Johnson will have responsibility for the combined aerospace operations headquartered in Phoenix, Arizona, which will be the new company's largest single segment with approximately $10 billion in annual revenues. Ferrari will have responsibility for all of the other businesses of the combined company, which have total revenues of approximately $15 billion: industrial controls, home and building controls, turbochargers and other transportation products, specialty chemicals, and performance polymers.

     Key staff appointments include Peter M. Kreindler (AlliedSignal), Law; James T. Porter (Honeywell), Information and Business Services; Donald J. Redlinger (AlliedSignal), Human Resources and Communications; Richard F. Wallman (AlliedSignal), Finance and Planning; Kris Burhardt (Honeywell), Technology; and Ray Stark (AlliedSignal), Quality.

     A joint integration team has already been established to drive rapid planning and execution of the integration of the two companies. Stark, currently AlliedSignal's Vice President of Six Sigma and Productivity, and Bill Hjerpe, currently President of Honeywell Europe, will lead the integration team, which will report to an Executive Office including Bossidy, Bonsignore and the Chief Operating Officers. The integration is expected to be completed prior to Bossidy's retirement on April 1, 2000.

     The new company's Aerospace organization will combine Honeywell's strengths in sophisticated avionics with AlliedSignal's strengths in flight-safety products and systems to create a preeminent global provider of integrated solutions for all classes of aircraft. These broader customer channels, combined with AlliedSignal's strong aerospace aftermarket presence, will significantly increase the scope of the new company's aerospace businesses and position them for accelerated growth.

     "The merger is an exciting natural fit of two companies whose businesses and cultures are highly complementary," Bossidy said. "We are both successful, growth-driven technology companies who are intensely focused on performance, delighting customers, and making our workplaces world-class. The merger will ideally position the combined entity for enhanced revenue and income growth. AlliedSignal's Board and I have long admired the outstanding job that Mike Bonsignore and his team have done in transforming Honeywell into a knowledge-based, technology-driven provider of solutions and services. His proven management skills will lead the combined company into a new era of dynamic growth."

     "Larry Bossidy has won widespread respect for transforming AlliedSignal into one of the world's most admired companies, driving consistent growth in earnings and cash flow and creating significant value for shareowners, customers and employees," Bonsignore said. "Together we are creating a global corporation with vast potential and the strong balance sheet, management depth, technology leadership, vision and discipline to reach ambitious financial goals. These goals include annual EPS growth in excess of 15%, revenue growth of 8-10%, and free cash flow exceeding $2 billion by 2002. We will be well positioned to augment strong organic growth with strategic acquisitions. I am delighted Larry will be working closely with me to assure the rapid and successful integration of these two highly complementary companies."

     The companies expect to achieve annual cost savings of approximately $500 million by rationalizing overhead costs, accelerating Six Sigma implementation, integrating research & development, and achieving procurement efficiencies. These savings are expected to begin immediately upon closing and to be fully realized by 2002. The combined company will have a work force of more than 120,000 employees after the integration is complete, reflecting the elimination of approximately 2,000 jobs within the first six months after closing and approximately 2,500 additional job reductions in the following year. Although Honeywell's Minneapolis headquarters offices will be closed, the new company will continue to have over 6,000 employees in the Twin Cities area and its commitments to the local community, including philanthropic programs, will be unaffected.

    "We will be a world-class company in every sense of the word," Bossidy said. "Growth and productivity will be our dual focus. Combining Honeywell's proven strengths with those of AlliedSignal will enable us to reduce cyclicality while enhancing earnings consistency."

     The merger, which has been unanimously approved by the Boards of both companies, is subject to approval by shareholders, regulatory authorities and customary closing conditions.

     Bear, Stearns & Co. Inc. served as financial advisor to Honeywell and rendered a fairness opinion to Honeywell in connection with the transaction. J.P. Morgan rendered a fairness opinion to AlliedSignal.

     AlliedSignal Inc. is a $15 billion advanced technology and manufacturing company serving customers worldwide with aerospace and automotive products, specialty chemicals, performance fibers, plastics and advanced materials. It is one of 30 stocks that make up the Dow Jones Industrial Average and is also a component of the Standard & Poor's 500 Index. Additional information is available at www.alliedsignal.com.

     Honeywell is the world's leading provider of control technologies for buildings, homes, industry, space and aviation. The company has operations in 95 countries and had 1998 sales of $8.4 billion. Additional information is available at www.honeywell.com.

                                   # # #

This release may contain forward-looking statements about future business operations, financial performance, and market conditions. Such statements are subject to certain risks, uncertainties and other factors, including changing economic conditions, international trade and monetary factors, which can affect the companies' businesses, and cause actual results to differ materially from those contained in any forward-looking statements. These factors are described in the companies' Annual and Quarterly Reports on Forms 10-K and 10-Q. Copies of such reports may be obtained from the companies or reviewed on the SEC's EDGAR system at www.sec.gov.

Contacts:  For AlliedSignal                                         For Honeywell
           Media:                    Harry Savage/Mike Millican     Media:
           Tom Crane                 Robert Marston & Associates    Melissa  Young
           (973) 455-4732                 (212) 371-2200            (612) 951-0773
           (800) 980-0557 (pager)

           Investors:                George Sard/Debbie Miller      Investors:
           John Stauch                  Sard Verbinnen & Co.        Scott Clements
           (973) 455-2222                 (212) 687-8080            (612) 951-2121


ANALYST AND PRESS MEETING:

You are invited to attend an analyst and press meeting to be hosted by Larry Bossidy, CEO of AlliedSignal, and Mike Bonsignore, CEO of Honeywell, today at 9:30 a.m. (EDT) in New York City at The Equitable Building, 787 Seventh Avenue (at 51st Street), in the Tower Room, 50th Floor. If you are unable to attend, you may access a simultaneous interactive conference call by dialing (800) 553-3587, or 415-217-0050 from outside the United States, no later than 9:20 a.m. (EDT). The meeting will be rebroadcast from Monday, June 7, 1999 at 1:00 p.m. (EDT) to Wednesday, June 9, 1999 at 7:00 p.m.
(EDT). To access the rebroadcast, please dial 1-800-625-5288, or 303-804-1855 from outside the U.S., and enter confirmation ID number 555183.